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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                           (AMENDMENT NO.            )*
                                         ------------


                          Concord Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   206186108
                                   ---------
                                 (CUSIP Number)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 22 pages

CUSIP NO. 206186108                   13G                     PAGE 2 OF 22 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Canaan Ventures II Limited Partnership


--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware Limited Partnership

--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF         520,525

    SHARES      ----------------------------------------------------------------

 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          821,033

     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     520,525
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     821,033

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,341,558


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    11.2%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 22 pages

CUSIP NO. 206186108                   13G                     PAGE 3 OF 22 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Canaan Ventures II Offshore C.V.



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Netherlands Antilles Limited Partnership

--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF         821,033

    SHARES      ----------------------------------------------------------------

 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          520,525

     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     821,033
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     520,525

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,341,558


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    11.2%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 22 pages

CUSIP NO. 206186108                   13G                     PAGE 4 OF 22 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Canaan Offshore Management, N.V.



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Netherlands Antilles Corporation

--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF         0

    SHARES      ----------------------------------------------------------------

 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          821,033

     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     821,033

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    821,033


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    6.9


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    CO

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 4 of 22 pages

CUSIP NO. 206186108                   13G                     PAGE 5 OF 22 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Canaan Venture Partners II L.P.



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware Limited Partnership

--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF         0

    SHARES      ----------------------------------------------------------------

 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          1,341,558

     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     1,341,558

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,341,558


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    11.2%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 22 pages

CUSIP NO. 206186108                   13G                     PAGE 6 OF 22 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Harry T. Rein



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF         0

    SHARES      ----------------------------------------------------------------

 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          1,341,558

     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     1,341,558

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,341,558


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    11.2%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 22 pages

CUSIP NO. 206186108                   13G                     PAGE 7 OF 22 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    James J. Fitzpatrick



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF         0

    SHARES      ----------------------------------------------------------------

 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          1,341,558

     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     1,341,558

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,341,558


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    11.2%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 7 of 22 pages

CUSIP NO. 206186108                   13G                     PAGE 8 OF 22 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Stephen L. Green



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF         0

    SHARES      ----------------------------------------------------------------

 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          1,341,558

     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     1,341,558

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,341,558


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    11.2%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 8 of 22 pages

CUSIP NO. 206186108                   13G                     PAGE 9 OF 22 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Deepak Kamra



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF         1,875

    SHARES      ----------------------------------------------------------------

 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          1,341,558

     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     1,875
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     1,341,558

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,343,433


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    11.3%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 9 of 22 pages

CUSIP NO. 206186108                   13G                    PAGE 10 OF 22 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gregory Kopchinsky



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF         0

    SHARES      ----------------------------------------------------------------

 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          1,341,558

     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     1,341,558

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,341,558


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    11.2%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 10 of 22 pages

CUSIP NO. 206186108                   13G                    PAGE 11 OF 22 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Robert Migliorino



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF         0

    SHARES      ----------------------------------------------------------------

 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          1,341,558

     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     1,341,558

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,341,558


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    11.2%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 11 of 22 pages

CUSIP NO. 206186108                   13G                    PAGE 12 OF 22 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Eric A. Young



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

   NUMBER OF         0

    SHARES      ----------------------------------------------------------------

 BENEFICIALLY    6   SHARED VOTING POWER

   OWNED BY          1,341,558

     EACH       ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     1,341,558

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,341,558


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    11.2%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 12 of 22 pages

Item 1(a).  Name of Issuer

            Concord Communications, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices

            33 Boston Post Road West
            Marlboro, MA  01752

Item 2(a).  Name of Person Filing

            This statement is filed by Canaan Ventures II Limited Partnership, a Delaware limited partnership, ("Canaan Ventures II"), Canaan Ventures II Offshore C.V., a Netherlands Antilles limited partnership, ("Canaan Ventures II Offshore"), Canaan Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Venture Partners II L.P., a Delaware limited partnership, ("Canaan Partners") and Harry T. Rein, James J. Fitzpatrick, Deepak Kamra, Stephen L. Green, Gregory Kopchinsky, Robert J. Migliorino, and Eric A. Young (collectively, the "Partners"). Canaan Partners (which serves as the sole general partner of Canaan Ventures II and one of the two general partners of Canaan Ventures II Offshore), Canaan Corporation (which serves as the other general partner of Canaan Ventures II Offshore), and the Partners (who serve as general partners of Canaan Partners), are collectively referred to as the "Reporting Persons" in this Schedule 13G.

Item 2(b).  Address of Principal Business Office or, if None, Residence

            Except in the case of Canaan Ventures II Offshore, Canaan Corporation, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Ventures II Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.

Item 2(c).  Citizenship

            Canaan Ventures II and Canaan Partners are limited partnerships organized under the laws of Delaware. Canaan Ventures II Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners are citizens of the United States.

Item 2(d)   Title of Class of Securities

            This Schedule 13G report relates to the Common Stock, par value $.01 ("Common


                              Page 13 of 22 pages

            Stock") of Concord Communications, Inc. ("the Company").

Item 2(e).  CUSIP Number

            CUSIP number 206186108.

Item 3. If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a)        __ Broker or Dealer registered under Section 15 of the Act,
(b)        __ Bank as defined in Section 3(a)(6) of the Act,
(c)        __ Insurance Company as defined in Section 3(a)(19) of the Act,
(d)        __ Investment Company registered under Section 8 of the Investment
              Company Act,
(e)        __ Investment Adviser registered under Section 203 of the
              Investment Advisers Act of 1940,
(f)        __ Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),
(g)        __ Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);
              see Item 7,
(h)        __ Group, in accordance with Rule 13d-1(b)(1)(ii)(H).

        Not Applicable

Item 4. Ownership

(a) Canaan Ventures II owns 520,525 shares of Common Stock and Canaan Ventures II Offshore owns 821,033 shares of Common Stock. All other Reporting Persons hold their respective beneficially owned shares due to their relationships to the above Partnerships as outlined in Item 2. In addition, Mr. Kamra owns 1,875 shares of Common Stock as an individual.

(b) By virtue of their common control, Canaan Ventures II and Canaan Ventures II Offshore each may be deemed to be the beneficial owners of 1,341,558 shares of Common Stock, representing beneficial ownership of 11.2% of the Company. Canaan Partners, by virtue of its status as general partner of Canaan Ventures II and Canaan Ventures II Offshore, may be deemed to be the beneficial owner of 1,341,558 shares, representing beneficial ownership of 11.2%. Canaan Corporation, by virtue of its status as a general partner of Canaan Ventures II Offshore, may be deemed to be the beneficial owner of 821,033 shares, representing beneficial ownership of 6.9%. By virtue of their status as general partners of Canaan Partners, the Partners may each be deemed to be the beneficial owner of 1,341,558 shares representing in the case of each Partner, beneficial ownership of 11.2%. In addition, Mr. Kamra owns additional shares, as outlined in
        (a) above, which increases his percentage ownership to 11.3%. The foregoing percentages are calculated based on the 11,940,816 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 1997.


                              Page 14 of 22 pages

                                NUMBER OF SHARES

                                             NUMBER OF SHARES
                                             ----------------
(c)  Reporting Person          (i)          (ii)          (iii)       (iv)
     ----------------          ---          ----          -----       ----
Canaan Ventures II             520,525        821,033     520,525       821,033
Canaan Ventures II Offshore    821,033        520,525     821,033       520,525
Canaan Corporation                   0        821,033           0       821,033
Canaan Partners                      0      1,341,558           0     1,341,558
Harry T. Rein                        0      1,341,558                 1,341,558
James J. Fitzpatrick                 0      1,341,558           0     1,341,558
Stephen L. Green                     0      1,341,558           0     1,341,558
Deepak Kamra                     1,875      1,341,558        1875     1,341,558
Gregory Kopchinsky                   0      1,341,558           0     1,341,558
Robert J. Migliorino                 0      1,341,558           0     1,341,558
Eric A. Young                        0      1,341,558           0     1,341,558

(i)      Sole power to vote or direct the vote

(ii)     Shared power to vote or to direct the vote

(iii)    Sole power to dispose or to direct the disposition of

(iv)     Shared power to dispose or to direct the disposition of


Item 5.  Ownership of Five Percent or Less of a Class
         Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company
         Not applicable.

Item 8.  Identification and Classification of Members of the Group
         Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (H).

Item 9.  Notice of Dissolution of Group
         Not applicable.

Item 10. Certification
         Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).


DATE:  February 10, 1998



                              Page 15 of 22 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Canaan Ventures II Limited Partnership
By:   Canaan Venture Partners II L.P.
      Its General Partner

By:         *
    --------------------------------
      General Partner


Canaan Ventures II Offshore C. V.
By:   Canaan Venture Partners II L.P.
      Its General Partner

By:         *
    --------------------------------
      General Partner


Canaan Offshore Management, N.V.

By:         *
    --------------------------------
      Director


Canaan Ventures Partners II L.P.

By:         *
    --------------------------------
      General Partner





                              Page 16 of 22 pages

            *
------------------------------
Harry T. Rein


            *
------------------------------
James J. Fitzpatrick


            *
------------------------------
Stephen L. Green


            *
------------------------------
Deepak Kamra


            *
------------------------------
Gregory Kopchinsky


            *
------------------------------
Robert J. Migliorino


            *
------------------------------
Eric A. Young


                                                *By:  /s/  Guy M. Russo
                                                      -----------------------
                                                      Guy M. Russo
                                                      Attorney-in-Fact
----------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.




                              Page 17 of 22 pages